Ex.a (11)

SCUDDER INVESTMENTS VIT TRUST

CERTIFICATE OF AMENDMENT TO THE DECLARATION OF TRUST

The undersigned, being all the Trustees of Scudder Investments VIT Trust (the “Trust”), hereby certify that pursuant to Article VIII, Section 8.3 of the Trust’s Declaration of Trust (the “Declaration of Trust”) dated January 18, 1996, the following resolutions were duly adopted by the majority of the Trustees of the Trust at a Board meeting held on December 19, 2003:

RESOLVED:	That the Declaration of Trust dated January 18, 1996, as amended to date, is hereby further amended so as to change the address of the Trust to the offices of Scudder Investment Portfolios Trust, Two International Place, Boston, MA 02110-4103; and further

RESOLVED:	That the appropriate officers of the Trust be, and each hereby is, authorized and empowered to execute all instruments and documents and to take all actions, including the filing of an Amendment to the Trust’s Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing vote.

IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 19th day of December, 2003.

/s/ Richard Burt	/s/ Graham E. Jones
(Richard Burt, Director)	(Graham E. Jones, Director)

/s/ S. Leland Dill	/s/ Rebecca W. Rimel
(S. Leland Dill, Director)	(Rebecca W. Rimel, Director)

/s/ Martin J. Gruber	/s/ Philip Saunders, Jr.
(Martin J. Gruber, Director)	(Philip Saunders, Jr., Director)

/s/ Joseph R. Hardiman	/s/ William N. Searcy
(Joseph R. Hardiman, Director)	(William N. Searcy, Director)

/s/ Richard T. Hale	/s/ Robert H. Wadsworth
(Richard T. Hale, Director)	(Robert H. Wadsworth, Director)

/s/ Richard J. Herring
(Richard J. Herring, Director)